                                                                   EXHIBIT 10.25

                                    -------------------------------------------

                                    BETWEEN:

                                             NATIONAL MONEY MART COMPANY

                                                               OF THE FIRST PART

                                                      - and -

                                                 KING MORTGAGE LTD.

                                                              OF THE SECOND PART

                                                      - and -

                                                    DENIS WILLNER

                                                               OF THE THIRD PART

                                    -------------------------------------------

                                                 PURCHASE AGREEMENT

                                    -------------------------------------------

                                                 BISHOP & McKENZIE
                                             Barristers and Solicitors
                                             #2500, 10104 - 103 Avenue
                                                 Edmonton, Alberta
                                                      T5J 1V3

                                             File No. 31,707-256 (NJKB)

                               TABLE OF CONTENTS

ARTICLE I - INTERPRETATION.............................................................    2
1.1  Defined Terms.....................................................................    2
1.2  Schedules and Exhibits............................................................   12
1.3  Table of Contents and Headings....................................................   14

ARTICLE II - DISSOLUTION OF PARTNERSHIP AND SALE AND PURCHASE OF ASSETS................   14
2.1  Dissolution.......................................................................   14
2.2  Distribution......................................................................   14
2.3  Sale and Purchase of Assets.......................................................   14
2.4  Assets............................................................................   15
2.5  Liabilities.......................................................................   17
2.6  Excluded Liabilities..............................................................   18
2.7  Expenses..........................................................................   18
2.8  Services of Willner...............................................................   18

ARTICLE III - PURCHASE AND PAYMENT.....................................................   19
3.1  Amount of Purchase Price..........................................................   19
3.2  Allocation of Purchase Price......................................................   19
3.3  Payment of Purchase Price.........................................................   19
3.4  Post Closing Chargebacks..........................................................   19
3.5  Adjustments.......................................................................   20
3.6  Financial Services................................................................   20

ARTICLE IV - CLOSING AND TERMINATION...................................................   20
4.1  Closing Date......................................................................   20
4.2  Termination of Agreement..........................................................   21
4.3  Procedure Upon Termination........................................................   21
4.4  Effect of Termination.............................................................   21

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE VENDOR AND DENIS.....................   22
5.1  Organization and Good Standing....................................................   22
5.2  Authorization of Agreement........................................................   22
5.3  Subsidiaries and Other Interests..................................................   22
5.4  Conflicts; Consents of Third Parties..............................................   23
5.5  Ownership and Transfer of Vendor's Share of Assets................................   23
5.6  Financial Statements..............................................................   24
5.7  No Undisclosed Liabilities........................................................   25
5.8  Absence of Certain Developments...................................................   25
5.9  Residency.........................................................................   27

5.10  Leased Property..................................................................   27
5.11  Tangible Personal Property.......................................................   30
5.12  Intangible Property..............................................................   31
5.13  Material Contracts...............................................................   32
5.14  Employee Benefits................................................................   33
5.15  Labour...........................................................................   33
5.16  Employment Matters...............................................................   34
5.17  Litigation.......................................................................   36
5.18  Compliance with Laws.............................................................   36
5.19  Environmental Matters............................................................   37
5.20  Insurance........................................................................   38
5.21  Payables.........................................................................   39
5.22  Related Party Transactions.......................................................   39
5.23  Financial Advisors...............................................................   39
5.24  Licensed Operations..............................................................   39
5.25  Name.............................................................................   40
5.26  Third Party Discussion...........................................................   40
5.27  No Bankruptcy....................................................................   40
5.28  No Misrepresentation.............................................................   40
5.29  Partnerships.....................................................................   40
5.30  Withholdings.....................................................................   40
5.31  The Partnership..................................................................   41

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF PURCHASER...............................   41
6.1   Organization and Good Standing...................................................   41
6.2   Authorization of Agreement.......................................................   41
6.3   Conflicts; Consents of Third Parties.............................................   42
6.4   Litigation.......................................................................   43
6.5   Financial Advisors...............................................................   43
6.6   Bankruptcy.......................................................................   43
6.7   Approvals........................................................................   43

ARTICLE VII - COVENANTS................................................................   43
7.1   Access to Information............................................................   43
7.2   Conduct of the Business Pending the Closing......................................   44
7.3   Consents.........................................................................   47
7.4   Consents to Real Property Leases.................................................   48
7.5   No Solicitation..................................................................   48
7.6   Intentionally Deleted............................................................   48
7.7   Publicity........................................................................   48
7.8   Use of Name......................................................................   49
7.9   Preservation of Records..........................................................   49
7.10  Non-Competition Agreements.......................................................   49

                                      -3-

7.11  Employer Health Tax..............................................................   49
7.12  Employees........................................................................   49

ARTICLE VIII - CONDITIONS TO CLOSING...................................................   51
8.1   Conditions Precedent to Obligations of Purchaser.................................   51
8.2   Conditions Precedent to Obligations of the Vendor................................   52
8.3   Failure of Vendor to Satisfy Conditions Precedent................................   53
8.4   Failure of Purchaser to Satisfy Conditions Precedent.............................   54

ARTICLE IX - DOCUMENTS TO BE DELIVERED.................................................   55
9.1   Documents to be Delivered by the Vendor and Denis................................   55
9.2   Documents to be Delivered by the Purchaser.......................................   56
9.3   Minimum Lease Assignments........................................................   57

ARTICLE X - INDEMNIFICATION............................................................   58
10.1  Survival.........................................................................   58
10.2  General Indemnification..........................................................   58
10.3  Limitations on Indemnification for Breaches of
      Representations and Warranties...................................................   59
10.4  Indemnification Procedures.......................................................   60
10.5  Treatment of Payment.............................................................   61
10.6  Limitation of Indemnity..........................................................   62

ARTICLE XI - GENERAL...................................................................   62
11.1  Specific Performance.............................................................   62
11.2  Further Assurances...............................................................   62
11.3  Submission to Jurisdiction; Consent to Service of
      Process..........................................................................   63
11.4  Entire Agreement; Amendments and Waivers
      Confidentiality..................................................................   63
11.5  Severability.....................................................................   64
11.6  Binding Effect; Assignment.......................................................   64
11.7  Counterparts.....................................................................   64
11.8  Notices..........................................................................   65
11.9  Governing Law....................................................................   66

THIS PURCHASE AGREEMENT made as of the 4th day of February, 1999 (the "Agreement"),

BY AND AMONG

          NATIONAL MONEY MART COMPANY, an unlimited liability
          Corporation duly registered under the laws of the Province of Nova Scotia ("Purchaser")
                                                               OF THE FIRST PART
                                    - and -

          KING MORTGAGE LTD., a company incorporated in and under the laws of the Province of Alberta ("Vendor")

                                                              OF THE SECOND PART
                                    - and -

          DENIS WILLNER of the City of Calgary, of the Province of Alberta ("Denis")

                                                               OF THE THIRD PART

          WITNESSETH:

          WHEREAS as of the date hereof the Vendor and the Purchaser carry on business in partnership under the name "Calgary Money Marts" (the
"Partnership");

          WHEREAS the Purchaser owns a thirteen and one half (13.5%) percent interest in the Partnership and the Vendor owns an eighty-six and one half (86.5%) percent interest in the Partnership.

          WHEREAS Denis is the sole director and officer and the majority shareholder of the Vendor;

          WHEREAS the Vendor has leased premises from which it operates on behalf of the Partnership Six (6) cheque cashing and financial service stores (the "Stores") at various locations in Calgary, Alberta as set out in Schedule 2.4(a);

          WHEREAS the Purchaser and Vendor desire to dissolve the Partnership and the Purchaser desires to purchase from the Vendor and the Vendor desires to sell to Purchaser, the Vendor's interest in the Stores and related assets as hereinafter defined and upon the terms and conditions hereinafter set forth;

          WHEREAS, certain terms used in this Agreement are defined in Section 1.1;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

                           ARTICLE I - INTERPRETATION

1.1       Defined Terms

          For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

          (a) "Accounts Payable" means the aggregate dollar amount of accounts payable, including all current liabilities of the Partnership.

          (b) "Accounts Receivables" shall have the meaning ascribed to such term in Section 2.4(c).

          (c)     "Acquisition Transaction" shall have the meaning set forth in
                  Section 7.5 hereof.

          (d) "Adjustment Items" means those items set forth on Exhibit "B" and referred to in Section 3.5(a) hereof which will adjust the Purchase Price.

          (e) "Affiliate" means, with respect to any Person, any relative or any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

          (f) "Agreement" means this agreement and all schedules, exhibits and attachments hereto.

          (g)     "Assets" shall have the meaning ascribed to such term in
                  Section 2.4 hereof.

          (h) "Assumed Contracts" shall have the meaning ascribed to such term in Section 5.13 hereof.

          (i) "Balance Sheet" shall have the meaning ascribed to such term in Section 5.6(b).

          (j)     "Balance Sheet Date" shall mean December 31, 1998.

          (k)     "Business" shall have the meaning ascribed to such term in
                  Section 2.4(b) hereof.

          (l) "Business Day" means any day of the year on which national banking institutions in Edmonton are open to the public for conducting business and are not required or authorized to close.

          (m)     "Canadian Currency" and the "C$" sign each means the lawful
                                               --
                  money of Canada.

          (n) "Capital Expenditures" means, for any Person for any period, the aggregate of all expenditures by such Person, except interest capitalized during construction, during such period for property, plant or equipment, including, without limitation, renewals, improvements, replacements and capitalized repairs, that would be reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person prepared in conformity with GAAP. For the purpose of this definition, the purchase price of equipment which is acquired simultaneously with the trade-in of existing equipment owned by such Person or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment being traded in at such time or the amount of such proceeds, as the case may be.

          (o) "Cash on Hand" means the sum of all cash (Canadian Currency and U.S. Currency) of the Partnership.

          (p)     "Claim" shall have the meaning ascribed to such term in
                  Section 10.4(a) hereof.

          (q)     "Closing" shall have the meaning ascribed to such term in
                  Section 4.1 hereof.

          (r)     "Closing Date" shall have the meaning ascribed to such term in
                  Section 4.1 hereof.

          (s) "Closing Date Accounts Receivable" means the aggregate dollar amount of accounts receivable of the Partnership at the time of Closing.

          (t) "Company Property" shall have the meaning ascribed to such term in Section 5.10(a) hereof.

          (u) "Consent Documents" shall have the meaning ascribed to such term in Section 9.3(a) hereof.

          (v) "Contract" means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement.

          (w) "Contract Liabilities" shall have the meaning ascribed to such term in Section 2.5 hereof.

          (x) "Dissolution Agreement" shall mean the form of agreement set out in Exhibit "E".

          (y) "Effective Time" shall have the meaning ascribed to such term in Section 4.1 hereof.

          (z)     "Employees" shall have the meaning ascribed to said term in
                  Section 5.16 hereof.

          (aa) "Employee Benefit Plans" shall have the meaning ascribed to such term in Section 5.14(a) hereof.

          (bb) "Environmental Claim" means any accusation, allegation, notice of violation, action, claim, lien, demand, abatement or other order or directive (conditional or otherwise) by any Governmental Body or any other Person against the Vendor or Partnership for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Material, odor or audible noise in, into or onto the environment (including, without limitation, the air, soil, surface water or ground water) at, in, by or from any property operated or leased by the Corporation or any activities or operations thereof; (ii) the transportation, storage, treatment or disposal of Hazardous Materials in connection with any property operated or leased by the Partnership or any operations or facilities thereof; or (iii) the violation, or alleged violation, of any Environmental Law of or from any Governmental Body relating to environmental matters connected with any property owned, operated or leased by the Partnership.

          (cc) "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and Remedial Action) arising from or under any Environmental Claim.

          (dd) "Environmental Law" means any federal, provincial or local law, statute, regulation, code, ordinance, rule of common law or other requirement in any way relating to the protection of human health and safety or the environment as now or hereafter in effect including, without limitation, the Canadian Environmental Protection Act and the Environmental Protection and Enhancement Act (Alberta), as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous federal, provincial or local laws.

          (ee) "Environmental Permits" shall have the meaning ascribed to such term in Section 5.19(a).

          (ff) "Escrow Agreement" shall mean the Escrow Agreement attached hereto as Exhibit "D".

          (gg) "Excise Tax Act" means the Excise Tax Act, R.S.C., 1985, c.E-15, together with the regulations promulgated thereunder, as amended or supplemented from time to time.

          (hh) "Excluded Liabilities" means any and all liabilities or obligations of the Partnership, or Vendor of any kind, nature and description, absolute or contingent, known or unknown, existing prior to the Closing Date or thereafter coming into being or arising by reason of any state of facts existing, or any transaction entered into, prior to the Closing Date (including, without limitation, any such liabilities arising under any Environmental Laws and any such liabilities relating to Taxes), other than Contract Liabilities referred to in
                  Section 2.5 hereof.

          (ii) "Financial Statements" shall have the meaning ascribed to such term in Section 5.6(a) hereof.

          (jj) "GAAP" means Canadian generally accepted accounting principles as of the date hereof.

          (kk) "Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, provincial or local minister, governor or lieutenant governor-in-council, board, tribunal or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

          (ll)    "GST" shall refer to the Goods and Services Tax levied under
                  Part IX of the Excise Tax Act.

          (mm) "Hazardous Material" means any substance, material or waste which is regulated by Canada, or any provincial or local Governmental Body including, without limitation, petroleum and its by-products, asbestos, and any material or substance which is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste," "solid waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law.

          (nn)    "Indemnitor" shall have the meaning ascribed to such term in
                  Section 10.4(a) hereof.

          (oo) "Interim Period" shall mean the period between the date of execution of this Agreement and the earlier of Closing and the release of each party's obligations under Article IV or
                  Article VIII.

          (pp) "Law" means any federal, provincial or local law (including common law), statute, code, ordinance, rule, regulation or other requirement.

          (qq) "Legal Proceeding" means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

          (rr)    "Licenses" shall have the meaning ascribed to such term in
                  Section 2.4(b) hereof.

          (ss) "Lien" means any lien, pledge, mortgage, hypothecate, deed of trust, security interest, claim, prior claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

          (tt) "Listed Employees" shall have the meaning ascribed to such term in Section 7.12(a) hereof.

          (uu) "Losses" means any and all losses, liabilities (accrued, absolute, contingent or otherwise), suits, proceedings, judgments, awards, demands, settlements, fines, assessments, re-assessments, damages, interest and penalties, and costs and expenses (including without limitation reasonable legal fees and litigation expenses) on a solicitor and his own client basis.

          (vv)    "Material Adverse Change" shall mean:

                  (i) an event whereby the gross revenues of the Stores for the period from occurrence until the Closing are 5% less than for the same period of the previous year; or

                  (ii) an event that causes or will cause the closure of a Store or the ability of the Purchaser to operate the Business from a Store; or

                  (iii)  20% or more of the Listed Employees resigned or
                       indicate their intention to resign during the Interim Period.

          (ww) "Material Contracts" shall have the meaning ascribed to such term in Section 5.13 hereof.

          (xx) "Minimum Lease Condition" shall have the meaning ascribed to such term in Section 9.3 hereof.

          (yy) "Non-Assumable Claim" shall have the meaning ascribed to such term in Section 10.4(c) hereof.

          (zz) "Non-Competition Agreement" shall have the meaning ascribed to such term in Section 7.10 hereof.

          (aaa) "Non-Material Contract" means any Contract, other than Real Property Leases or Material Contracts, which was entered into in the ordinary course of the Business consistent with past practice in an arm's length transaction.

          (bbb) "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

          (ccc) "Partner" or "Partners" shall mean the Vendor and the Purchaser individually and collectively;

          (ddd) "Partnership" shall have the meaning ascribed to such term in the first preamble paragraph.

          (eee) "Partnership Agreements" shall mean a Partnership Agreement between Calgary Money Mart Inc. and the Vendor dated June 1, 1990, Trade Mark License Agreement between the Partnership and Purchaser dated June 1, 1990, Management Agreement between 306166 Alberta Ltd., the Vendor, Sebe Investments Ltd. and Denis dated July 1, 1984 and Management Amendment Agreement between the Partnership and Denis dated June 1, 1990;

          (fff) "Permitted Exceptions" means (i) statutory liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (ii) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the ordinary course of business provided that they are not greater than $1000.00 in the aggregate; (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated; (iv) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any Company Property subject thereto or affected thereby and including leasehold improvements owned by Landlord; and (v) exceptions for which the Purchaser has provided its consent in writing or as otherwise provided for in this Agreement.

          (ggg) "Permits" means any approvals, authorizations, consents, Licenses, permits or certificates.

          (hhh) "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

          (iii) "Personal Property Lease" shall have the meaning ascribed to such term in Section 5.11(a) hereof.

          (jjj) "Prepaids" means, without duplication, the aggregate dollar amount of all prepaid assets, prepaid expenses, prepaid rent, security deposits, all as determined in accordance with GAAP, consistently applied, of the Partnership related to the Business at the Effective Time, as summarized in the attached
                  Schedule 1.1.

          (kkk) "Property Contracts" shall have the meaning ascribed to such term in Section 5.10(a) hereof.

          (lll) "Purchase Price" shall have the meaning ascribed to such term in Section 3.1 hereof.

          (mmm) "Purchaser" shall have the meaning ascribed to such term in the introductory paragraph hereto.

          (nnn) "Purchaser Documents" shall have the meaning ascribed to such term in Section 6.2 hereof.

          (ooo) "Purchaser Indemnified Parties" shall have the meaning ascribed to such term in Section 10.2(a) hereof.

          (ppp) "Purchaser's Solicitors" shall mean Messrs. Bishop & McKenzie, Barristers and Solicitors, 2500, 10104 - 103 Avenue, Edmonton, Alberta, T5J 1V3.

          (qqq) "Real Property Lease" shall have the meaning ascribed to such term in Section 5.10(a) hereof.

          (rrr) "Release" means any release, spill, emission, leaking, pumping, pouring, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

          (sss) "Remedial Action" means all actions, including, without limitation, any Capital Expenditures required, to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) bring any facility owned, operated or leased by the Partnership and the operations thereon into compliance with Environmental Laws.

          (ttt) "Representatives" shall have the meaning ascribed to such term in Section 7.5 hereof.

          (uuu) "Stores" shall have the meaning ascribed to such term in the recitals hereto.

          (vvv) "Tax", "Taxes" or "Taxes" means all taxes, charges, fees, levies, imposts, duties, and other assessments, including but not limited to any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, goods and services, business, use, transfer, gains, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, excise, severance, stamp, occupation, premium, recording, real property, personal property, health, education, highway use, commercial rent, environmental, windfall profit tax, customs, import duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, or additions to tax, and any interest or penalties imposed with respect to the filing, obligation to file or failure to file any Tax Return.

          (www) "Tax Act" shall refer to the Income Tax Act, R.S.C., 1985 (5th Suppl.) c. 1, together with the regulations promulgated thereunder, as amended or supplemented from time to time, including any proposed amendment to such legislation announced by way of notice of ways and means motion or press release from time to time by the Minister of Finance of Canada or other Minister charged with the administration of the Tax Act, which announcement confirms that such proposed amendment, when enacted, shall have retroactive effect to a date prior to the date of its enactment.

          (xxx) "Tax Return" means any return, election, declaration, report, claim for refund, information return, statement, or other similar document including any schedule or attachment thereto, and including any amendment thereof required to be filed under the provisions of any legislation in relation to Taxes and any tax forms required to be filed, whether in connection with a tax return or not, under any provisions of any applicable legislation in relation to Taxes.

          (yyy)  "Time of Closing" shall mean 10:00 a.m. Edmonton time.

          (zzz) "Transaction Documents" shall have the meaning ascribed to such term in Section 5.2 hereof.

          (aaaa) "Unaudited Statement" shall have the meaning ascribed to such term in Section 5.6(a) hereof.

          (bbbb) "Vendor Indemnified Parties" shall have the meaning ascribed to such term in Section 10.2(b) hereof.

          (cccc) "Vendor" shall have the meaning ascribed to such term in the preamble hereof.

          (dddd) "Vendor's Share" shall have the same meaning ascribed to such term in Section 2.3 hereof.

          (eeee) "Vendor's Solicitors" means Cleall Pahl Barristers and Solicitors 2500, 10155 - 102 Street, Edmonton, AB T5J 4G8
                  Attention:  Mr. Kenneth F. Cleall, Q.C.

1.2       Schedules and Exhibits

          The Schedules and Exhibits to this Agreement hereinafter referred to are incorporated herein by reference and are deemed to be part of this Agreement. The Exhibits to this Agreement are as follows:

          (a)     Exhibit "A" - Form of Non-Competition Agreement

          (b)     Exhibit "B" - Estimated Adjustment Items

          (c)     Exhibit "C" - Form of Consent and Estoppel Certificate of
                  Landlord

          (d)     Exhibit "D" - Form of Escrow Agreement

          (e)     Exhibit "E" - Form of Partnership Dissolution Agreement

          The Schedules to this Agreement are as follows:

          Schedule 1.1 - Summary of Prepaids

          Schedule 2.4(a) - Stores

          Schedule 2.4(d) - Personal Property

          Schedule 5.4 - Conflicts, Consents of Third parties

          Schedule 5.6(a) - Financial Statements

          Schedule 5.7 - Undisclosed Liabilities

          Schedule 5.8 - Developments since Balance Sheet Date

          Schedule 5.10(a) - Real Property Leases

          Schedule 5.11 - Personal Property Leases

          Schedule 5.12 - Intangible Property

          Schedule 5.13 - Material Contracts

          Schedule 5.16 - Employees

          Schedule 5.17 - Litigation

          Schedule 5.18 - Compliance with Laws

          Schedule 5.19 - Environmental Matters

          Schedule 5.22 - Related Party Transactions

          Schedule 5.26 - Third Party Discussions

          Schedule 6.3 - Conflicts, Consents of Third Parties

          Schedule 7.2 - Increases to Compensation

1.3       Table of Contents and Headings

          The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretations of this Agreement.

    ARTICLE II - DISSOLUTION OF PARTNERSHIP AND SALE AND PURCHASE OF ASSETS

2.1       Dissolution

          The Vendor and Purchaser shall surrender the Partnership Agreements and dissolve the Partnership on the day prior to the Closing Date effective as of 12:01 a.m. The parties shall effective as at Closing enter into the Partnership Dissolution Agreement attached hereto as Exhibit "E".

2.2       Distribution

          Immediately prior to dissolution, Denis on behalf of the Partnership shall pay all of the liabilities of the Partnership and shall thereafter distribute the Cash on Hand and each Partner's share of the Assets to the respective Partners.

2.3       Sale and Purchase of Assets

          Upon the terms and subject to the conditions contained herein, on the Closing Date at the Effective Time the Vendor shall sell, assign, transfer, convey and deliver to the Purchaser good and marketable title, free and clear of all Liens, and the Purchaser shall purchase from the Vendor all of the Vendor's interest in the Assets being eighty-six and one half (86.5%) percent ("Vendor's Share") of the Assets.

          In addition, from and after the Closing, the Vendor agrees to provide, or cause to be provided, to Purchaser, access to all documents and/or information as may be reasonably necessary to enable the Purchaser to see to the efficient and proper conduct and administration of the Assets owned by the Partnership as hereinafter defined including, without limitation, all historical files, copies of Tax Returns, records and personnel data of the Partnership or the Vendor related to the Business.

2.4       Assets

          Without limiting the foregoing, the Vendor agrees that the following are the assets of the Partnership ("Assets") and, immediately prior to the Effective Time the Assets shall be owned by the Partnership free and clear of all Liens except for the Permitted Exceptions:

          (a)     Stores  Leasehold interest in the Stores.
                  ------

          (b)     Licenses and Authorizations  All authorizations, approvals,
                  ---------------------------
                  orders, licenses, franchises, certificates and permits (collectively, "Licenses") of and from all Governmental Bodies necessary to own or lease the properties and assets used or usable in the ownership and/or operation of the Stores, and to otherwise conduct the business of the operation of cheque cashing and other financial services from the Stores that was conducted by the Partnership prior to the date hereof (the "Business") together with any renewals, extensions or modifications thereof and additions thereto and other pending applications or applications to be filed with any Governmental Body between the date of this Agreement and the Closing Date.

          (c)     Accounts Receivable  Closing Date Accounts Receivable
                  -------------------
                  including without restriction all cheques returned unpaid, post-dated cheques, accounts receivable, notes receivable and similar items in the process of collection owned or otherwise held by the Partnership on the Closing Date ("Accounts Receivable").

          (d)     Other Personal Property, etc.  All tangible and intangible
                  -----------------------------
                  personal or moveable property, equipment, machinery, furniture, fixtures, tools, computer hardware, supplies and other assets, wherever located, used or usable in the ownership and/or operation of the Stores and the Business as set out in Schedule 2.4(d) including security systems and all security codes thereto, together with such additions, modifications and replacements thereto, and subject to deletions therefrom in connection with any such replacements, as may be made in accordance with the terms of this Agreement and in the ordinary course of business between the date of this Agreement and the Closing Date.

          (e)     Leasehold Property  All leased real or immovable property,
                  ------------------
                  buildings and structures, leasehold improvements, fixtures and appurtenances used or usable in the operation of the Partnership and the Business and their interests and rights arising under all agreements, rights and appurtenances relating thereto (including all Real Property Leases), any renewals, extensions, amendments or modifications thereof, and any additional agreements and leases made or entered into in accordance with the terms of this Agreement and in the ordinary course of business between the date of this Agreement and the Closing Date.

          (f)     Leases and Agreements  All contracts and agreements used or
                  ---------------------
                  usable in the ownership and/or operation of the Stores and the Business, including any renewals, extensions, amendments or modifications thereof, and any additional agreements, leases, commitments and orders made or entered into in accordance with the terms of this Agreement between the date of this Agreement and the Closing Date.

          (g)     Intellectual Property, etc.  All licenses of patents, patent
                  ---------------------------
                  licenses, franchises, copyrights, trademarks, trade names, service marks, trade secret rights, computer programs and software to the extent such computer programs are currently licensed and are transferable, permits, licenses or other similar rights used or usable in the ownership and/or operation of the Stores and the Business, including, specifically, the trade names enumerated on Schedule 5.12 hereof, together with any additions or modifications thereto and subject to any deletions therefrom made in accordance with the terms of this Agreement between the date of this Agreement and the Closing Date.

          (h)     Books and Records  All books, records and files pertaining to
                  -----------------
                  the Stores and the Business for all periods ending on or before the Closing Date.

          (i)     Prepaid Expenses  All security deposits and other prepaid
                  ----------------
                  expenses relating to the operation and/or ownership of the Stores and the Business, including, but not limited to, any prepaid rent, licenses, postage and any other prepaid assets or deposits relating to the operation and/or ownership of the Stores existing as of the Closing Date.

          (j)     Customer Lists  All goodwill of the Business as a going
                  --------------
                  concern together with customer lists, vendor lists, telephone numbers and other intangible assets relating to the operation and/or ownership of the Stores and the Business, together with any additions or modifications thereto and subject to any deletions therefrom made in accordance with the terms of this Agreement between the date of this Agreement and the Closing Date.

          (k)     Inventories  All inventories of or relating to the Business at
                  -----------
                  the Stores as of the Closing Date including all packaged materials, manufactured supplies and finished goods, excluding cash or cash equivalent.

          (l)     Insurance Benefits  Any benefits payable under all insurance
                  ------------------
                  policies relating to the Assets or the Business at the Stores in respect of any claims based on occurrences prior to the Closing Date.

          (m)     Supply Contracts  The full benefit of all contracts providing
                  ----------------
                  for the supply of goods and services to the Business.

          (n)     Warranty Rights and Maintenance Contracts  Full benefit of all
                  -----------------------------------------
                  warranties and warranty rights against manufacturers or sellers which apply to any of the Assets and all maintenance contracts on machinery equipment and the other Assets subject to the Purchaser's review and acceptance of such contracts and agreements prior to the Closing Date.

2.5       Liabilities

          Purchaser shall, following Closing, perform and discharge its obligations under the Assumed Contracts to the extent such obligations arise and accrue after the Effective Time (the "Contract Liabilities") and for all goods ordered prior to but delivered after Closing in the ordinary course of business and shall not assume and discharge or be liable for those obligations that either arise out of or would have been satisfied prior to the Closing. The Vendor and Purchaser agree that in the normal course following Closing the Partnership shall satisfy and discharge all of its obligations and liabilities for amounts due or to become due for services rendered or goods delivered to the Partnership with respect to the Business prior to Closing.

2.6       Excluded Liabilities

          With the exception of Assumed Contracts, it is understood and agreed that the Purchaser is not assuming and shall not be liable or responsible for any liabilities of the Partnership, Vendor or Business ("Excluded Liabilities"). The Vendor shall indemnify and save harmless the Purchaser and their officers, directors, employees, agents and shareholders from and against the Vendor's Share of all costs, expenses, losses, claims or liabilities including legal fees on a solicitor and client basis suffered or incurred by the Purchaser or any of its Affiliates arising out of any of the Excluded Liabilities.

2.7       Expenses

          Except as otherwise provided in this Agreement, the Vendor and the Purchaser shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. Immediately prior to Closing the Vendor shall at the expense of the Partnership cause their accountants to prepare an internal financial statement of the Partnership for the fiscal period ending immediately prior to Closing and shall provide a copy to the Purchaser and Vendor. All other expenses related to accounting advice to the Vendor shall be borne by the Vendor.

2.8       Services of Willner

          For a period of sixty (60) days following Closing Willner shall, without further compensation, make his services available as a courtesy as reasonably requested by the Purchaser to assist in the orderly take-over and operation of the Business.

                       ARTICLE III - PURCHASE AND PAYMENT

3.1       Amount of Purchase Price

          The purchase price for the Vendor's Share of the Assets (the "Purchase Price") shall be Seven Million Eight Hundred Fifty Thousand (C$7,850,000.00) Dollars. The Purchase Price is subject to adjustment as provided in this Agreement.

3.2       Allocation of Purchase Price

          The Vendor and the Purchaser covenant and agree that the Purchase Price for the Vendor's Share of the Assets shall be allocated among the Vendor's Share of the Assets in the manner as follows:

          (a) As to depreciable assets and equipment an amount equal to the aggregate respective book value thereof as at the Closing Date.

          (b) As to the inventories, an amount equal to the wholesale cost to the Partnership of the inventories;

          (c)     As to the Accounts Receivable, the sum of One ($1.00) Dollar;

          (d)     As to goodwill the balance of the Purchase Price;

The Vendor and the Purchaser agree to co-operate in the filing of elections under the Income Tax Act, R.S.C., as amended and other taxation statutes as may be necessary or desirable to give effect to the allocation for tax purposes.

3.3       Payment of Purchase Price

          On the Closing Date and subject to the terms and conditions of this Agreement, the Purchaser or the Purchaser's Solicitors shall pay the Purchase Price to the account of the Vendor by wire transfer to the trust account of the Vendor's' Solicitors.

3.4       Post Closing Chargebacks

          (a) The Vendor shall indemnify and save harmless the Purchaser for any amounts charged back on the bank accounts of the Purchaser from and after Closing with respect to postdated cheques delivered by the Vendor to the Purchaser and deposited to the bank accounts of the Purchaser after Closing that are dishonoured and remain uncollected for thirty (30) days. The Purchaser shall notify the Vendor thirty (30) days following becoming aware of each chargeback, shall provide to the Vendor all documentation and information related to the chargeback and shall assign its rights with respect to collection of the said chargeback to the Vendor whereupon the Vendor shall reimburse the Purchaser for the amount of each said chargeback.

          (b) It is understood that the Vendor shall not indemnify the Purchaser for cheques returned unpaid that were delivered to the Purchaser by the Vendor at Closing and remain uncollected thereafter.

3.5       Adjustments

          (a) The Purchase Price shall be increased or decreased by the amount set out in the statement of estimated adjustment items ("Adjustment Items") attached hereto as Exhibit "B". As soon as reasonably possible following the Closing Date the Vendor and Purchaser shall prepare a statement of actual Adjustment Items;

          (b) To the extent the adjusted amount results in an amount owing by the Purchaser to the Vendor the Purchaser shall promptly pay such amount to the Vendor. To the extent that the adjusted amount results in an amount owing by the Vendor to the Purchaser, the Vendor shall promptly pay such amount to the Purchaser.

3.6       Financial Services

          The Vendor and Purchaser acknowledge that the Business is exclusively financial services and as such there is no Goods and Services Tax applicable thereto and no requirement to file an election under the Excise Tax Act.

                      ARTICLE IV - CLOSING AND TERMINATION

4.1       Closing Date

          Subject to the satisfaction of the conditions set forth in Sections
8.1 and 8.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Vendor's Share of Assets provided for in Section 2.3 hereof (the "Closing") shall take place at the Time of Closing at the offices of the Purchaser's Solicitors on February 18, 1999, with an effective time (the "Effective Time") of 12:02 a.m. or on such other date and at such other place as the Vendor and the Purchaser may jointly designate in writing. The date on which the Closing shall be held is referred to in this Agreement as the "Closing Date."

4.2       Termination of Agreement

          This Agreement may be terminated prior to the Closing as follows:

          (a)     by mutual written consent of the Vendor and the Purchaser; or

          (b) by the Vendor or the Purchaser by written notice to the other if there shall be in effect a final non-appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

4.3       Procedure Upon Termination

          In the event of termination of this Agreement pursuant to Section 4.2 hereof, this Agreement shall, subject to Section 4.4, terminate, and the purchase of the Assets hereunder shall be abandoned, without further action by the Purchaser or the Vendor. If this Agreement is terminated as provided herein, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same. In the event that the Partnership Dissolution Agreement is executed prior to termination the same shall be surrendered and deemed to be void.

4.4       Effect of Termination

          In the event that this Agreement is validly terminated as provided herein, then the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Vendor, or the Purchaser; however,
                                                                        -------
nothing in this Section 4.4 shall relieve any party hereto of any liability for a breach of this Agreement.

       ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE VENDOR AND DENIS

          The Vendor and Denis hereby jointly and severally represent and warrant to Purchaser as follows:

5.1       Organization and Good Standing

          The Vendor is a corporation duly organized, validly existing and in good standing under the laws of the Province of Alberta and has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as one of the partners of the Partnership. The Vendor is a "private company" within the meaning of the Securities Act (Alberta). The Vendor is duly qualified or authorized to do business and is in good standing under the laws of the Province of Alberta.

5.2       Authorization of Agreement

          The Vendor has all requisite power and authority to execute and deliver this Agreement, and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed herein in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the Escrow Agreement, assignments of lease, the Partnership Dissolution Agreement and the Non-Competition Agreements, the "Transaction Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Transaction Documents will be at or prior to the Closing, duly and validly executed and delivered by the Vendor and (assuming the due authorization, execution and delivery by Purchaser if a party thereto) this Agreement constitutes, and each of the Transaction Documents when so executed and delivered will constitute, the legal, valid and binding obligations of the Vendor, enforceable against the Vendor in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3  Subsidiaries and Other Interests

     Registered and beneficial title to all of the Assets is held in the name of the Partnership and/or the Vendor on behalf of the Partnership and at the Effective Time the registered and beneficial title to the Vendor's Share of the Assets will be held in the name of the Vendor.

5.4  Conflicts; Consents of Third Parties

     (a)     Except in respect of the Real Property Leases as set forth in
             Schedule 5.10(a), the Partnership Agreements, and as set forth on
             Schedule 5.4 none of the execution and delivery by the Vendor of this Agreement and the Transaction Documents, the consummation by the Vendor of the transactions contemplated hereby and thereby, or compliance by the Vendor with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation, memorandum, articles, shareholders agreement, trust agreements or other organizational documents of the Vendor; (ii) conflict with, violate, result in the breach or termination of, constitute a default under, or give rise to any right of acceleration under, any note, bond, mortgage, deed of trust, indenture, license, lease, agreement or other instrument or obligation to which the Vendor is a party or by which any the Vendor or any of Assets is bound; (iii) violate any statute, rule, regulation, judgment or Order of any Governmental Body by which the Vendor is bound; or (iv) result in the creation of any Lien upon the Assets.

     (b) Except as set forth in Schedule 5.4 no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Vendor in connection with the execution and delivery of this Agreement or the Transaction Documents, or the compliance by the Vendor with any of the provisions hereof or thereof.

5.5   Ownership and Transfer of Vendor's Share of Assets

      The Vendor shall be at the Effective Time the registered and beneficial owner of the Vendor's Share of Assets free and clear of any and all Liens. The Vendor has and will have at the Effective Time the power and authority to sell, transfer, assign and deliver the Vendor's Share of the Assets, free and clear of any and all Liens, as provided in this Agreement, and such delivery will convey to the Purchaser good and marketable title to Vendor's Share of the Assets.

5.6   Financial Statements

     (a) Attached hereto as Schedule 5.6(a) are: (i) the unaudited balance sheets of the Partnership as at June 30, 1996, 1997 and 1998 and the related unaudited statements of income, retained earning and of changes in financial position of the Partnership for the years then ended (collectively called the "Unaudited Statements"); and (ii) the draft unaudited balance sheet of the Partnership as at December 31, 1998 and the related statement of income of the Partnership (the "Interim Statements") for the period then ended (such Unaudited and Interim Statements, including the related notes and schedules thereto, are referred to herein as the "Financial Statements"). Each of the Unaudited Statements is complete and correct in all material respects, has been prepared in accordance with GAAP (subject to normal year-end adjustments in the case of the unaudited statements) and in conformity with the practices consistently applied by the

             Partnership without modification of the accounting principles used in the preparation thereof, and presents fairly the financial position, results of operations and changes in financial position of the Partnership as at the dates and for the periods indicated.

     (b) The Interim Statements have been prepared in all material respects on a basis consistent with the Unaudited Statements, are true, correct and complete in all material respects and present fairly the financial condition of the Partnership as of December 31, 1998 the assets and liabilities of the Partnership as of December 31, 1998 and the revenues, expenses and results of the operations of the Partnership for the six (6) month period ended on December 31, 1998.

     (c) The financial condition of the Partnership is not now materially different from the financial condition reflected in the Unaudited Statements save and except for the dissolution of the Partnership and any changes to the Unaudited Statements agreed to by the parties.

     (d) For the purposes of this Article V, the unaudited balance sheet of the Partnership as at December 31, 1998 is referred to as the Partnership's "Balance Sheet" and December 31, 1998, is referred to as the "Balance Sheet Date".

5.7  No Undisclosed Liabilities

Except as set forth on Schedule 5.7, the Partnership has no indebtedness, obligations or liabilities of any kind (whether absolute, contingent or otherwise, and whether due or to become due) which are not reflected on its Balance Sheet other than such indebtedness, obligations or liabilities (i) as were incurred in the ordinary and usual course of business consistent with its past practices since the Balance Sheet Date, (ii) existing pursuant to any contract or agreement disclosed on Schedules 5.10(a), 5.11, 5.12, 5.13 or 5.16 or any contract or agreement not required to be disclosed thereon because such contract or agreement was not of the type required to be disclosed thereon by such Sections.

5.8  Absence of Certain Developments

     Except as expressly required by this Agreement or as set forth on Schedule 5.8, since the Balance Sheet Date:

          (a) there has not been any Material Adverse Change in the Partnership nor has there occurred any event which is reasonably likely to result in a Material Adverse Change in the Partnership;

          (b) the Partnership has not made any material change with respect to any method of management, operation or accounting in respect of the Business;

          (c) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Partnership having a replacement cost of more than C$10,000 for any single loss or C$25,000 for all such losses;

          (d) the Partnership has not (i) awarded or paid any bonuses to employees of the Partnership and the employee benefit plan with respect to the fiscal year ended June 30, 1998, or (ii) entered into, or increased or agreed to increase the compensation payable or to become payable by it or the coverage or benefits available under, any written or oral employment agreement or arrangement, deferred compensation agreement, severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with the Partnership's or the Vendor's directors, officers, employees, agents or representatives (other than normal increases in the ordinary course of business consistent with past practice) and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of the Partnership taken as a whole;

          (e) there has not been any change by the Partnership in accounting or Tax reporting principles, methods or policies;

          (f) the Partnership has not entered into any transaction or Contract or conducted the Business other than in the ordinary course consistent with past practice;

          (g) the Partnership has not failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

          (h) the Partnership has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to the Vendor and any Affiliate of the Vendor;

          (i) the Partnership has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

          (j) the Partnership has not discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice;

          (k) the Partnership has not canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Partnership taken as a whole;

          (l) the Partnership has not engaged in any business in which it had not been engaged prior to the Balance Sheet Date;

          (m) the Partnership has not made any Capital Expenditure or capital additions or betterments in excess of C$25,000 individually or C$100,000 in the aggregate or committed to make but not made or completed any Capital Expenditure or capital additions or betterments of any amount;

          (n) the Partnership has not instituted or settled any material Legal Proceeding; and

          (o) none of the Vendor, Denis or the Partnership has agreed to do anything set forth in this Section 5.8.

5.9        Residency

          (a) The Vendor is not a non-resident for the purposes of the Income Tax Act (Canada);

5.10       Leased Property

          (a) Schedule 5.10(a) sets forth a complete list of all real or immovable property and interests in real or immovable property leased by the Vendor on behalf of the Partnership as lessee in which a Store is located (individually, a "Real Property Lease") and the real or immovable properties specified in such leases, (therein individually referred to as "Company Property" and collectively referred to as "Company Properties") together with the expiry date of each Real Property Lease and renewal term available. The Real Property Leases constitute all interests in real or immovable property currently used or currently held for use in connection with the ownership and/or operation of the Stores. Except as disclosed in Schedule 5.10(a) the Partnership, at Time of Closing, will have a valid and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and will have obtained the consent of the landlord of each Real Property Lease to assign the Real Property Lease from the Vendor or the Partnership to the Purchaser. The Partnership has not received any written notice of any outstanding default and to the knowledge of the Vendor and Denis none of the landlords in respect of the Real Property Leases has caused an event of default that with notice or lapse of time, or both, would constitute a default by any one of such landlords under any of the Real Property Leases. Each of the Company Properties, fixtures and improvements thereon is in operating condition and repair (subject to normal wear and tear). Except as disclosed on
                  Schedule 5.10(a) the Partnership is not in default of any material terms of the Real Property Leases. With respect to each Company Property and excepting any contracts with the Purchaser, there is no equipment lease, service contract or other contract or agreement to which the Partnership or the Vendor is a party affecting such Company Property (collectively, "Property Contracts") which (i) was not made in the ordinary course of business, (ii) is not terminable upon 30 days' prior notice by the Partnership without payment of a premium or penalty or (iii) requires payments in excess of an amount that, if added to the monthly payment obligations of all other Property Contracts in respect of such Company Property, would cause the aggregate amount of all monthly payment obligations in respect of all Property Contracts for such Company Property to exceed C$1,000. The Vendor has delivered to the Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. The Partnership presently owns and operates cheque cashing and financial services stores at the locations set forth next to each Company Property on Schedule 5.10(a).

          (b) To the best knowledge of the Vendor and Denis without due diligence, the Partnership has obtained all material Permits of any Governmental Body necessary for the current use and operation of each Company Property, and the Partnership has fully complied with all material conditions of the Permits applicable to them. No material default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

          (c) There does not exist any actual or, to the best knowledge of the Vendor and Denis, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and none of the Vendor, Denis and the Partnership has received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

          (d) None of the Vendor, Denis or the Partnership has received any written notice from any insurance company municipality or of the governmental authority requiring performance of any structural or other repairs or alterations to such Company Property.

          (e) The Partnership has sent notice of intention to renew to each lessor for a Real Property Lease that is due to receive notification of renewal of Lease in accordance with the terms thereof.

          (f) To the best knowledge of the Vendor and Denis without due diligence, the Company Property and the current uses thereof and the conduct of the Business comply with all zoning regulations and bylaws and to the knowledge of the Vendor and Denis without due inquiry, all other regulations, statutes, enactments, laws and by-laws including, without limitation, those dealing with parking, access, loading facilities, landscaped areas, building construction, fire and public health and safety and Environmental Laws.

          (g) the Company Property (including all improvements and fixtures) is fit for its present use, and to the best of knowledge of the Vendor, Denis and the Partnership there are no material or structural repairs to, or replacements of, the roof or the mechanical, electrical, heating, ventilating, air-conditioning plumbing or drainage equipment or systems that are currently necessary for the continued operation of the Business and the Company Property is not currently undergoing any alteration or renovation nor is any such alteration or renovation contemplated.

5.11       Tangible Personal Property

          (a) Schedule 5.11 sets forth all written leases of personal or moveable property ("Personal Property Leases") relating to personal property used or usable in the operation of the Stores or the Business. The Vendor has delivered or otherwise made available to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

          (b) The Partnership has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Personal Property Lease by the Partnership or, to the best knowledge of the Vendor and Denis, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. Each of the items of tangible personal property used by the Partnership under the Personal Property Leases is in operating condition and repair (ordinary wear and tear excepted) and is suitable for the purposes used.

          (c) The Partnership has and at the Time of Closing will have good and marketable title to all of the items of tangible personal or moveable property reflected in the Balance Sheet (except as sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice), free and clear of any and all Liens other than the Permitted Exceptions and except as set out in Schedule 5.11. All such items of tangible personal or moveable property which, individually or in the aggregate, are material to the operation of the Stores and the Business are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

          (d) The Partnership owns (or leases from unaffiliated Persons) all tangible personal property used to conduct the Business.

5.12      Intangible Property

          Schedule 5.12 under the heading "software" contains a complete and correct list of each software computer program used by the Partnership or the Vendor on behalf of the Partnership and to the knowledge of Denis and the Vendor without due inquiry, the license agreement for each computer software program is in good standing assuming the installer has correctly licensed and documented the software being installed. Schedule 5.12 contains a complete and correct list of each software computer program owned by the Partnership or Vendor on behalf of the Partnership free and clear of all Liens and is in good standing subject to any rights and restrictions of any retail "off the shelf" software programs or any license agreement with the Purchaser for Money P.O.S. software. The Partnership does not own any patent or patent license. There have been no claims made and none of the Vendor or Denis has received any notice or otherwise knows or has reason to believe that any of the foregoing is invalid or conflicts with the asserted rights of others. The Partnership possesses through ownership or license all trade names, trademarks, trade secret rights, computer programs, software, service marks, brand marks, brand names, copyrights, know-how, formulae and other proprietary and trade rights for the conduct of the Business as now conducted, and without any known conflict with the rights of others and the Partnership has not forfeited or otherwise relinquished any such patent, patent license, trade name, trademark, trade secret right, computer program, software, service mark, brand mark, brand name, copyright, know-how, formulae or other proprietary right currently used for the conduct of its business as conducted on the date hereof. The Partnership is not under any obligation to pay any royalties or similar payments in connection with any license to the Vendor, Denis or any Affiliate thereof or any other Person other than as set out in Schedule 5.12.

5.13      Material Contracts

          Schedule 5.13 sets forth all of the following Contracts to which the Partnership is a party or by which it is bound (collectively, the "Material Contracts"): (i) Contracts with the Vendor or any direct or indirect shareholder, partner or equity holder of the Vendor (or any Affiliates of any of the foregoing) or any current or former officer or director of the Partnership or Vendor; (ii) Contracts with any labor union or association representing any employee of the Partnership; (iii) Contracts for the sale of any of the assets of the Partnership other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any of its assets;
(iv) partnership, or joint venture agreements; (v) Contracts containing covenants of the Partnership, Vendor or Affiliates not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with the Partnership in any line of business or in any geographical area; (vi) Contracts relating to the acquisition by the Partnership of any operating business or the capital stock of any other Person; (vii) Contracts of the Partnership relating to the borrowing of money; (viii) Contracts relating to the distribution of money orders or similar instruments;
(ix) Contracts relating to money transfers; (x) Contracts relating to the payment of utility or other bills for third parties; (xi) any other Contracts, other than Real Property Leases, which were not entered into in the ordinary course consistent with past practice, or which involve the expenditure of more than C$25,000 in the aggregate or require performance by any party more than one year from the date hereof; (xii) Contracts involving an obligation to make a Capital Expenditure; and (xiii) franchise or licensing Contracts pursuant to which the Partnership is a franchisor, franchisee, licensor or licensee. There have been made available to the Purchaser true and complete copies of each of the Material Contracts. Except as set forth on Schedule 5.13, each of the Material Contracts and other agreements is in full force and effect and is the legal, valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Schedule 5.13, the Partnership is not in default in any material respect under any Material Contracts nor, to the knowledge of the Vendor and Denis, is any other party to any Material Contract in default thereunder in any material respect. For purposes hereof, "Assumed Contracts" shall consist of (i) the Material Contracts listed on Schedule 5.13 (ii) the Non-Material Contracts, (iii) Personal Property Leases and (iv) all Real Property Leases.

5.14      Employee Benefits

          (a) All of the employees working on a full-time basis in the Stores or the Business are and at all times during such employment have been employees of the Partnership and not the Vendor or a third party. The Partnership has no pension, profit sharing, retirement, death benefit, welfare, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, life insurance, scholarship or other employee benefit plan, program, policy or arrangement maintained by the Partnership or to which the Partnership has any liability (contingent or otherwise) with respect to employees, officers, directors or shareholders of the Partnership ("Employee Benefit Plans") and the Financial Statements reflect in the aggregate an accrual of all amounts accrued but unpaid to or for the benefit of all employees as of the dates thereof. The Partnership does not have any commitment, whether formal or informal, and whether legally binding or not, to create any such Employee Benefit Plan. All accrued and unpaid vacation pay of employees owing to the employees for the period up to and including the day prior to the Closing Date shall be paid to the employees by the Vendor on behalf of the Partnership on or prior to the Closing Date.

5.15      Labour

          (a) Except as set forth on Schedule 5.15(a), the Partnership is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Partnership. The Vendor and Denis have delivered or otherwise made available to the Purchaser true, correct and complete copies of the labor or collective bargaining agreements listed on Schedule 5.15(a), together with all amendments, modifications or supplements thereto.

          (b) Except as set forth on Schedule 5.15(b), no employees of the Partnership are represented by any labor organization with respect to their employment with the Partnership. No labor organization or group of employees of the Partnership have made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the best knowledge of the Vendor and Denis, threatened to be brought or filed, with any federal or provincial agency responsible for labor or employment laws or other labor relations tribunal. There is no organizing activity involving the Partnership pending or, to the best knowledge of the Vendor and Denis threatened by any labor organization or group of employees of the Partnership.

          (c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the best of the knowledge of the Vendor and Denis, threatened against or involving the Partnership. There are no unfair labor practice charges, grievances or complaints pending or, to the best of the knowledge of the Vendor and Denis threatened by or on behalf of any employee or group of employees of the Partnership.

5.16      Employment Matters

          Schedule 5.16 annexed hereto is a complete and accurate list of

          (a) The job categories, number of employees in each category and salary or wage range for each category with respect to employees of the Partnership who earn total annual compensation of less than C$25,000, and

          (b) With respect to all other employees, officers and directors of the Partnership, such employee's name and a brief job description for each such employee (the employees in 5.16(a) and (b) being collectively, the "Employees") and, for each such person, his or her current rate of compensation (including salary, bonus and all other forms of compensation), the date of hire and the date and amount of the most recent increase in compensation, whether any commitment, promise or undertaking has been made by the Partnership or any of its officers with respect to any increase in the compensation payable to any such employee or any portion thereof the extent of such employee's participation in any Employee Benefit Plans and any accrued rights under such Employee Benefit Plans that will lapse or terminate by reason of the consummation of the
                  transactions contemplated by this Agreement.   The Partnership
                  does not have any employment, consulting or severance contract, arrangement or understanding (either written or oral) with any person whomsoever except such contracts as are listed on Schedule
                  5.16. Payments made to, employees of the Partnership have not been in violation of any applicable laws, rules or regulations dealing with such matters and all severance payments due to any employee have been paid or accrued as a liability on the books of the Partnership.

          (c) No notice has been received by the Partnership of any outstanding complaint filed by any of the employees against the Partnership claiming the Partnership has violated any provincial act or legislation applicable to employees or human rights (or similar legislation in the other jurisdictions in which the Business is conducted or the Partnership operates) or of any complaints or proceedings of any kind involving the Partnership or, to the knowledge of Denis or the Vendor, without due inquiry, any of the employees of the Partnership before any labour relations board save and except as set out in Schedule 5.16(c).

          (d) There are no outstanding orders or charges against the Partnership or Vendor with respect to the Business under any applicable health and safety legislation in the Province of Alberta.

          (e) Neither the Vendor nor Willner is aware of any non-compliance by the Partnership of any obligations under the Human Rights Act (Alberta).No "pay equity" plans have been filed by or on behalf of the Partnership with any governmental or regulatory authority or delivered to its employees.

          (f) The Partnership is an excluded employer under the workers' compensation legislation and has no obligation to remit any assessments pursuant to workers' compensation legislation levied by any governmental authorities and, to the best of the knowledge of the Vendor and Denis, the Partnership has no liability for and there is no pending any state of facts which may result in the levying of an assessment or a penalty charge of any nature with respect to the period prior to the Closing. The Partnership is not required to file payroll statements pursuant to any workers' compensation legislation. The Partnership is not liable to indemnify any of its employees or any governmental body in respect of compensation and/or healthcare payable to its employees pursuant to applicable workers' compensation legislation.

5.17      Litigation

          Except as set forth in Schedule 5.17, there is no suit, action, proceeding, investigation, claim or order pending or, to the knowledge of the Vendor or Denis overtly threatened against the Partnership or the Vendor pending or threatened, against any of the officers, directors or key employees of the Partnership or the Vendor with respect to their business activities on behalf of the Partnership), or to which the Vendor or the Partnership are otherwise a party, before any court, or before any governmental department, commission, board, agency, or instrumentality; nor is the Vendor or Denis aware of any facts that would give rise to any such action, proceeding, or investigation. The Partnership and the Vendor are not subject to any judgment, Order or decree of any court or Governmental Body and the Partnership is not engaged in any legal action to recover monies due it or for damages sustained by it.

5.18      Compliance with Laws

          To the best knowledge of the Vendor and Denis without due inquiry the Partnership possesses all material Licenses of and from all Governmental Bodies, and has made all material filings with all Governmental Bodies, necessary to own or lease its properties and assets and to conduct the Business. Except as set forth on Schedule 5.18, no proceeding has been served or, to the knowledge of the Vendor and Denis, threatened or commenced which seeks to, or could reasonably be anticipated to, cause the suspension, modification, revocation or withdrawal of any License. The Partnership is currently, and at all times has been, in material compliance with all Laws applicable to the Partnership and/or the Business at any time or on prior to the Balance Sheet Date, including, without limitation, all applicable credit, banking and consumer protection Laws, regulating check cashing, debt collection, plain language Laws and Laws proscribing unfair and/or deceptive acts or practices and franchise disclosure laws. Neither the Partnership, the Vendor nor any of its directors, officers, employees or representatives has offered, proposed, promised or made any illegal payment of a material amount of money or material value to officers, employees or representatives of any Governmental Body, or engaged in any illegal reciprocal practices or made any illegal payment or given any other illegal consideration of a material amount of money or material value to any third party.

5.19      Environmental Matters

          Except as set forth on Schedule 5.19 hereto with respect to Company
Properties:

          (a) The operations of the Partnership have been and are in material compliance with all applicable Environmental Laws and all Licenses issued pursuant to Environmental Laws ("Environmental Permits");

          (b) The Partnership is not required to obtain any Environmental Permits to operate, sell or assign the Business;

          (c) The Partnership is not the subject of any outstanding written order, agreement or Contract with any governmental authority or person respecting (i) Environmental Laws, (ii) Remedial Action, (iii) any Release or threatened Release of a Hazardous Material or (iv) any Environmental Claim;

          (d) The Partnership nor the Vendor has not received any written communication alleging that the Partnership or the operations thereof may be in violation of any Environmental Law or any Environmental Permit, or may have any liability under any Environmental Law;

          (e) The Partnership has no known liability in connection with any Release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site) and no facts or circumstances exist which could reasonably be expected to give rise to such liability under Environmental Laws;

          (f) There are no legal or administrative proceedings pending or, to the knowledge of the Vendor and Denis threatened against the Partnership alleging the violation of or seeking to impose liability pursuant to Environmental Laws;

          (g) The Partnership has not received notice of any investigations of the business, operations, or currently or previously owned, operated or leased property of the Partnership in connection with the Business nor, to the knowledge of any of the Vendor and Denis, are there any such pending or threatened investigations which could lead to the imposition of any liability pursuant to Environmental Law;

          (h) The Partnership has not, to the knowledge of Vendor or Denis, transported, incorporated or otherwise deposited or installed any (i) underground storage tanks, (ii) asbestos - containing material or (iii) equipment containing polychlorinated biphenyls at any of the properties leased under the Real Property Leases;

          (i) Neither the Vendor nor Denis has obtained or is aware of the existence of any environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to the Company Properties; and

          (j) The Partnership has not had prepared any environmentally related audits, studies, reports, analyses, or results of investigation that have been performed with respect to the Company Properties.

5.20      Insurance

          All insurance policies of any kind or nature covering the Partnership or any of its respective employees, properties or assets, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity and other casualty and liability insurance are in full force and effect and the Partnership is not in default of any material provision thereof. To the best of the knowledge of the Vendor and Denis there are no circumstances under which the Partnership would be required to or in order to maintain its coverage should give any notice to insurers under any such insurance policies related to the Assets or Company Properties which has not been given. Neither the Partnership nor the Vendor has received any notice from any of the insurers regarding cancellation of such insurance policies. The Partnership nor the Vendor has not failed to give any notice of or present any claim under such insurance policy in due and timely fashion. The Partnership has not received notice from any insurers denying any outstanding claims.

5.21      Payables

          All accounts payable of the Partnership reflected in its Balance Sheet or arising after the date thereof are the result of bona fide transactions entered into in the ordinary course of business and have been paid or are not yet due and payable.

5.22      Related Party Transactions

          Except as set forth on Schedule 5.22, as at the Balance Sheet Date none of the Partnership, the Vendor and Denis and any Affiliate of the Partnership, Vendor or Denis has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Partnership. Except as set forth in Schedule 5.22, none of the family members of the Vendor or Denis, any Affiliate of the Vendor or Denis or any officer, director or employee of either of them (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Denis, (B) engaged in a business related to the business of the Partnership, or
(C) a participant in any transaction to which the Partnership is a party or (ii) is a party to any Contract or transaction with the Partnership.

5.23      Financial Advisors

          No Person has acted, directly or indirectly, as a broker, finder or financial advisor excepting legal or accounting advisers for the Vendor or Denis in connection with the transactions contemplated by this Agreement and no Person excepting legal and accounting advisors is entitled to any fee or commission or like payment in respect thereof.

5.24      Licensed Operations

          Each of the Stores set out in Schedule 2.4(a) are operated by the Partnership pursuant to a trademark license agreement with the Purchaser. The Partnership and the Vendor are not a party to any franchise agreements.

5.25      Name

          "Money Mart" and "Calgary Money Mart" are the only business names used by the Partnership in the operation of the Stores and the Business.

5.26      Third Party Discussion

          Schedule 5.26 sets forth a list of all current and proposed plans or discussions by the Partnership, the Vendor or Denis with third parties related to potential acquisitions of equity interest in cheque cashing, currency exchange, tax rebate programs, tax preparation or retail financial service outlets.

5.27      No Bankruptcy

          There has not been filed any petition or application, or any proceeding commenced which has not been discharged, by or against the Partnership, the Vendor or Denis, or any Affiliate of any of them with respect to any Assets of any of them under any law, domestic or foreign, relating to bankruptcy, re-organization, insolvency, re-adjustment of debt or creditors rights and no assignment has been made by any of them for the benefit of their respective creditors.

5.28      No Misrepresentation

          Neither the Vendor nor Denis has omitted to state a material fact or make a statement which would make any of the representations or warranties contained herein misleading or inaccurate.

5.29      Partnerships

          Since 1991 the Business has always been operated in and the Assets owned by or on behalf of the Partnership.

5.30      Withholdings

          The Partnership has withheld and will continue until the Closing Date to withhold from each payment made to the Employees the amount of all taxes, including but not limited to income tax, premium contributions, remittance and assessments or re-assessments for unemployment insurance employer health tax, Canada Pension Plan, income tax, workers' compensation and any other employment related legislation, accrued wages, Taxes, salaries, commission and employee benefit plan payments, and other amounts required to be withheld therefrom, and will have paid the same to the proper tax or other receiving authorities within the time required under any applicable legislation. The amount of tax withheld but not remitted will be retained in the Partnership's account and will be remitted by the Partnership on the earlier of the date same is due or the Closing Date.

5.31      The Partnership

          The Partnership has not and will not during the Interim Period carry on, be engaged or involved in any business or activity whatsoever, including an adventure in the nature of trade, have any employees, have any assets or liabilities or enter into contracts or agreements excepting the Business and this Agreement. At the time of dissolution of the Partnership the Business operated from the Outlets was exclusively financial services and without restricting the generality of the foregoing did not include services of sale of photo identification cards, mail box rentals, fax and copy services, sale of phone cards or sale of transit passes.

           ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF PURCHASER

          The Purchaser hereby represents and warrants to the Vendor that:

6.1       Organization and Good Standing

          The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Province of Alberta.

6.2       Authorization of Agreement

          The Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the "Purchaser Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of the Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3       Conflicts; Consents of Third Parties

          (a) Except as set forth on Schedule 6.3 hereto, none of the execution and delivery by the Purchaser of this Agreement and of the Purchaser Documents, the consummation by the Purchaser of the transactions contemplated hereby and thereby which will affect the Purchaser's ability to close, or compliance by the Purchaser with any of the provisions hereof or thereof will
                  (i) conflict with, or result in the breach of, any provision of the order of amalgamation or articles of the Purchaser,
                  (ii) conflict with, violate, result in the breach or termination of, constitute a default under, or give rise to any right of acceleration under, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or its properties or assets is bound or (iii) violate any statute, rule, regulation, judgment or Order of any Governmental Body by which the Purchaser is bound.

          (b) Except as set forth on Schedule 6.3, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body not previously obtained is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

6.4       Litigation

          There are no Legal Proceedings pending or, to the best knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

6.5       Financial Advisors

          No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.6       Bankruptcy

          The Purchaser is not insolvent, nor has it committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition or receiving order in bankruptcy filed against it, taken any proceedings with respect to a compromise or arrangement, taken any proceedings to have itself declared bankrupt or wound-up, taken any proceedings to have a receiver appointed over any material part of its assets, had any encumbrancer take possession of any of its property, or had any execution or distress become enforceable or become levied upon any of its properties or assets.

6.7       Approvals

          The Purchaser does not have to obtain any federal, provincial, municipal or other governmental approvals and consents in order to permit the purchase of Vendor's Share of Assets contemplated herein.

                            ARTICLE VII - COVENANTS

7.1       Access to Information

          During the Interim Period the Vendor agrees that the Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of and the Partnership and such examination of the books, records and financial condition of the Partnership as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Vendor shall cooperate, fully therein. No investigation by the Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Vendor and Denis contained in this Agreement or the Transaction Documents unless waived by the Purchaser in writing prior to Closing. In order that the Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Partnership, the Vendor shall cause the officers, employees, consultants, agents, accountants, lawyers and other representatives of the Partnership and Vendor to cooperate fully with such representatives in connection with such review and examination. Notwithstanding the above until the Vendor discloses the sale of the Assets to its employees the Purchaser, its officers, employees and representatives shall maintain utmost secrecy in conducting its investigation and shall not speak to employees of the Partnership with respect to the transactions contemplated herein or enter any of the Stores without the prior written consent of Denis.

7.2       Conduct of the Business Pending the Closing

          (a) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, the Partnership and the Vendor during the Interim Period shall:

                  (i) conduct the business of the Partnership only in the ordinary course consistent with past practice;

                  (ii) use its best efforts to (A) preserve its present business operations, organization (including, without limitation, management and the staff) and goodwill of the Partnership and (B) preserve its present relationship with Persons having business dealings with the Partnership;

                (iii) maintain (A) all of the assets and properties of the Partnership in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the Assets in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

                  (iv) maintain

                       (A) the books, accounts and records of the Partnership in the ordinary course of business consistent with past practices,

                       (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and

                       (C) comply with all contractual and other obligations applicable to the operation of the Partnership;

                  (v) promptly pay and discharge all liabilities (including liabilities for services rendered or goods delivered to the Partnership) that are due and payable by it prior to the Closing Date except where such liabilities are being disputed in good faith by appropriate proceedings; and

                  (vi) comply in all material respects with applicable Laws.

          (b) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, the Partnership and the Vendor during the Interim Period shall not:

                  (i) transfer, issue, sell or dispose of any partnership interests or other securities of the Partnership or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock, partnership interests or other securities of the Partnership;

                  (ii) except as set forth on Schedule 7.2, (A) increase the annual level of compensation of any employee of the Partnership whose annual compensation exceeds C$25,000, other than any such increases of less than 5% in the aggregate granted in the ordinary course of business consistent with past practice, (B) increase the annual level of compensation payable or to become payable by the Partnership to any of their respective executive officers, (C) grant any bonus, benefit or other direct or indirect compensation to any employee, director or consultant whose annual compensation exceeds C$25,000, other than in the ordinary course consistent with past practice and in such amounts as are fully reserved against in the Financial Statements, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Partnership or otherwise modify or amend or terminate any such plan or arrangement or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Partnership is a party or involving a representative or employee of the Partnership in his or her capacity as a representative or employee of the Partnership;

                (iii) except for trade payables and for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice, borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other Person;

                  (iv) subject any of the Assets to any Lien, ;

                  (v) acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the Assets, except (other than with respect to the Stores or the Business) for fair consideration in the ordinary course of business consistent with past practice of the Partnership;

                  (vi) cancel or compromise any debt or claim or waive or
                       release any material right related to the Business or the Assets of the Partnership except in the ordinary course of business consistent with past practice;

                (vii) enter into any commitment for Capital Expenditures out of the ordinary cause of business and in excess of Five Thousand ($5,000.00) Dollars in the aggregate;

               (viii) enter into, modify or terminate any labor or collective bargaining agreement of the Partnership or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Partnership or;

               (ix) introduce any material change with respect to the operation of the Partnership, including any material change in the types, nature, composition or quality of its products or services or, other than in the ordinary course of business, make any change in specifications for product or services of the Business or prices or terms of granting credit and other distribution of such product or services;

               (x) enter into any transaction or to make or enter into any Contract which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice of the Partnership or the Business;

               (xi)    become obligated to develop any new locations;

               (xii) enter into or agree to enter into any merger or consolidation with any Person or engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of, any other Person;

               (xiii) except for transfers of cash pursuant to normal cash management practices, make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any of the Vendor, Denis or a partner or Affiliate of the Vendor and Denis other than in accordance with past practices;

               (xiv) restructure, change, modify or renegotiate the terms of any obligation of the Partnership to another Person which restructuring, change, modification or renegotiation has the effect of extending, delaying or deferring the time for payment or performance of any such obligation, other than in the ordinary course of business consistent with past practice; or

               (xv) agree to do anything prohibited by this Section 7.2 or take or omit to take any action which would make any of the representations and warranties of the Vendor and Denis in this Agreement or the Transaction Documents untrue or incorrect in any material respect during the Interim Period.

7.3       Consents

          During the Interim Period the Vendor shall use their commercially reasonably best efforts, and the Purchaser shall cooperate with them to obtain at the earliest practicable date all consents, waivers, approvals, Orders, Permits and authorizations of any Person or Governmental Body required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents, waivers, approvals, estoppels, Orders, Permits and authorizations of any Person or Governmental Body referred to in Section 5.4(b) hereof. If requested by the Vendor the Purchaser shall assist the Vendor by providing reasonable information to necessary third parties.

7.4       Consents to Real Property Leases

          The Vendor shall use their commercially reasonable best efforts and the Purchaser shall cooperate with the Vendor to obtain all consents and estoppels from landlords which are required to be obtained under Section 9.3 hereof to transfer the Real Property Leases to the Buyer and consummate all other transactions contemplated by this Agreement pursuant to the terms of any of the Real Property Leases.

7.5       No Solicitation

          During the Interim Period the Vendor will not, nor will the Vendor cause or permit any of its directors, officers, employees, representatives or agents (collectively, the "Representatives") to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any capital stock or other equity interest in, or material assets of, or the Partnership other than the transactions set forth in this Agreement (an "Acquisition Transaction"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Partnership in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Vendor will inform the Buyer in writing immediately following the receipt by the Vendor of any proposal or inquiry in respect of any Acquisition Transaction.

7.6       Intentionally Deleted

7.7       Publicity

          None of the Partnership, the Vendor, and Denis and the Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Purchaser, disclosure is otherwise required by applicable Law, provided that, to the extent required by applicable law, the party intending to make such release shall use its best efforts consistent with such applicable law to consult with the other party with respect to the text thereof.

7.8       Use of Name

          The Vendor hereby agrees that upon the consummation of the transactions contemplated hereby, the Vendor shall have no right to the use of the name "Money Mart" in connection with the Stores or otherwise.

7.9       Preservation of Records

          The Purchaser shall preserve and keep the books and records delivered to it by the Vendor for a period of four years from the Closing Date and shall make such records available to the Vendor as may be reasonably required in connection with, among other things, preparation of financial records and tax returns, audits, legal proceedings, government investigations and insurance claims by or against the Vendor. In the event that the Vendor wishes to take possession of the records following expiry of the four year period it shall provide notice to the Purchaser within ninety (90) days following expiry of the four year period of such fact and shall arrange for pick-up of such records at a mutually convenient time.

7.10      Non-Competition Agreements

          Each of the Vendor and Denis hereby agree that, on or prior to the Closing Date, each of them shall execute and deliver and shall cause Claire Willner to execute and deliver to the Purchaser a Non-Competition Agreement, substantially in the form of Exhibit A hereto ("Non-Competition Agreement").

7.11      Employer Health Tax

          The Partnership has no responsibility and liability for Workers' Compensation Board payments in respect of all remuneration paid to employees of the Partnership in the Business in respect of services provided during the period prior to the Closing Date.

7.12      Employees

          (a) The Vendor agrees to provide the Purchaser with an up-to-date list of the names of the employees of the Business at least two Business Days and not more than four Business Days prior to the Closing Date (the "Listed Employees").

          (b)     The Partnership shall employ all of the employees set out in
                  Schedule 5.16 until Closing Date, except for any employees who prior to the Closing Date:

                  (i)  are terminated for cause;

                  (ii) are terminated with the Purchaser's consent, which
                       consent shall not be unreasonably withheld;

                  (iii)  voluntarily resign; or

                  (iv)  retire.

          (c) The Purchaser shall, with effect from and after said Closing offer employment to all Listed Employees of the Partnership on the same terms and conditions under which the Listed Employees are presently employed. In the event that the Purchaser shall, subsequent to the time when any Listed Employee becomes employed by the Purchaser terminate or constructively terminate the employment of such Listed Employees in circumstances where the Listed Employees shall make or have a claim or entitlement in respect of wrongful dismissal, severance pay or the receipt of reasonable prior notice, the Purchaser shall be responsible and shall indemnify the Vendor and Denis for all payments to be made and all expenses and costs arising out of or in connection with such termination. The Vendor and Denis shall not attempt in any way to discourage any of the Listed Employees from accepting work with the Purchaser. The Vendor and Denis shall not solicit the services of any of the Employees during the five (5) year period following the Closing Date without the consent in writing of the Purchaser.

                      ARTICLE VIII - CONDITIONS TO CLOSING

8.1       Conditions Precedent to Obligations of Purchaser

          The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part):

          (a)     Deleted.

          (b) All representations and warranties of the Vendor and Denis contained herein not qualified as to materiality shall be true and correct, and the representations and warranties of the Vendor contained herein qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

          (c) The Vendor and Denis shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

          (d) The Purchaser shall have obtained all consents and waivers referred to in Section 6.3 hereof with respect to the transactions contemplated by this Agreement and the Purchaser Documents;

          (e) There shall not have been or occurred any Material Adverse Change in the Partnership or the Business since the Balance Sheet Date;

          (f) The Vendor shall have obtained all consents and waivers referred to in Section 5.4 hereof, in a form reasonably satisfactory to the Purchaser, with respect to the transactions contemplated by this Agreement or the Transaction Documents.

          (g) No Legal Proceedings shall have been instituted or threatened or claim or demand made against any of the Partnership, the Vendor, Denis or the Purchaser or any of its Affiliates seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

          (h) Estoppels, assignments and any necessary consents from the landlords and lessors under each Real Property Lease shall have been obtained in form and substance satisfactory to Purchaser in accordance with Section 9.3;

          (i) The Vendor shall have presented a form of opinion of the Vendor's Solicitors in a form and substance satisfactory to the Purchaser acting reasonably;

          (j) The Purchaser shall have received duly executed copies of each of the documents enumerated in Section 9.1;

          (k) The Vendor shall have amended such Real Property Leases necessary to cure the defaults set out in Schedule 5.10(a).

8.2       Conditions Precedent to Obligations of the Vendor

          The obligations of the Vendor to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Vendor in whole or in part to the extent permitted by applicable law):

          (a)     Deleted.

          (b) all representations and warranties of the Purchaser contained herein not qualified as to materiality shall be true and correct, and all representations and warranties of the Purchaser contained herein qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

          (c) the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

          (d) The Vendor shall have obtained all consents and waivers referred to in Section 5.4 hereof with respect to the transactions contemplated by this Agreement and the Transaction Documents.

          (e) No Legal Proceedings shall have been instituted or threatened or claim or demand made against any of the Partnership, the Vendor, Denis or the Purchaser or any of its Affiliates seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

          (f) the Purchaser shall have obtained all consents and waivers referred to in Section 6.3 hereof, in a form reasonably satisfactory to the Vendor, with respect to the transactions contemplated by this Agreement or the Transaction Documents;

          (g) The Purchaser shall have presented a form of opinion of the Purchaser's Solicitors in a form and substance satisfactory to the Vendor acting reasonably;

          (h) the Vendor shall have received duly executed copies of each of the documents enumerated in Section 9.2; and

          (i) The Vendor shall have amended such Real Property Leases necessary to cure the defaults set out in Schedule 5.10(a) and to satisfy the stated requirements of the Purchaser with respect to the leases for 2213 Centre Street, Calgary and 3454
                  - 17th Avenue S.E., Calgary.

8.3       Failure of Vendor to Satisfy Conditions Precedent

          If any of the foregoing conditions contained in Section 8.1 are not satisfied at the Time of Closing, the Purchaser may:

          (a) refuse to complete the transaction contemplated in this Agreement by notice in writing to the Vendor and, in such event, the Purchaser shall be released from all of its obligations under this Agreement and this Agreement shall thereupon be deemed to be null and void and of no force or effect whatsoever. Vendor and Denis shall not be released from their obligations hereunder unless the ability to satisfy the unsatisfied condition was beyond reasonable the control of the Vendor and Denis; or

          (b) complete the transactions contemplated in this Agreement, it being expressly understood and agreed that following such completion the Purchaser may rely upon the warranties, representations or covenants relating to any unsatisfied condition unless the ability to satisfy the unsatisfied condition was beyond the reasonable control of the Vendor and Denis.

provided that any of the said conditions may be waived in whole or in part by the Purchaser without prejudice to its rights of rescission in the event of non-fulfillment and/or non-performance of any other condition or conditions, any such waiver prior to the Time of Closing to be binding on the Purchaser only if same is in writing.

8.4       Failure of Purchaser to Satisfy Conditions Precedent

          If any of the conditions contained in Section 8.2 are not satisfied at the Time of Closing, the Vendor and Denis may:

          (a) refuse to complete the transactions contemplated in this Agreement by notice in writing to the Purchaser and, in such event, the Vendor and Denis hereto shall be released from all of their respective obligations under this Agreement and this Agreement shall be thereupon be deemed to be null and void and of no force or effect whatsoever. Purchaser shall not be released from its obligations hereunder unless the ability to satisfy the unsatisfied condition was beyond the reasonable control of the Purchaser; or

          (b) complete the transactions contemplated in this Agreement, it being expressly understood and agreed that following such completion, the Vendor and Denis may rely upon the warranties, representations or covenants relating to any unsatisfied condition unless the ability to satisfy the unsatisfied condition was beyond the reasonable control of the Purchaser.

provided that any of the said conditions may be waived in whole or in part by the Vendor without prejudice to their rights of rescission in the event of non-fulfillment and/or non-performance of any other condition or conditions, any such waiver prior to the Time of Closing to be binding on the Vendor only if same is in writing.

                     ARTICLE IX - DOCUMENTS TO BE DELIVERED

9.1       Documents to be Delivered by the Vendor and Denis

          At the Closing, the Vendor and Denis shall deliver, or cause to be delivered, to the Purchaser the following:

          (a) the opinion of the Vendor's Solicitors, in a form acceptable to the Purchaser acting reasonably;

          (b) copies of all consents and waivers referred to in Section 8.1(f) hereof;

          (c) Non-Competition Agreement, substantially in the form of Exhibit A hereto, duly executed by each of the Vendor, Denis and Clair Willner;

          (d) certificate of good standing with respect to the Vendor by the Registrar of Corporations (Alberta);

          (e)     Certificate of Incumbency of the Vendor;

          (f) necessary Consents and or assignments from all lessors to all material Personal Property Leases and other parties to the Material Contracts from the Partnership to the Purchaser;

          (g) Estoppel certificates by all landlords of the Real Property Leases substantially in the form of Exhibit "C" hereto or as agreed in writing by the Purchaser;

          (h) assignments of the Real Property Leases from the Partnership to the Purchaser consented to by the landlords;

          (i) Certified Copy of Resolution of the sole director of the Vendor approving the transactions contemplated by this Agreement;

          (j) Bill of Sale transferring the Vendor's Share of the Personal Property to the Purchaser;

          (k)  Statement of Adjustments;

          (l)     Partnership Dissolution Agreement;

          (m)     Declaration of Dissolution of Partnership;

          (n) Escrow Agreement duly executed by the Vendor and the Partnership if necessary;

          (o)     Evidence of payment of Purchaser's Share of Cash on Hand;

          (p)  Form T2060; and

          (q) such other documents as the Purchaser shall reasonably request.

9.2       Documents to be Delivered by the Purchaser

          At the Closing, the Purchaser shall deliver to the Vendor the following:

          (a) evidence of the payment of the Purchase Price required to be made pursuant to Section 3.3 hereof;

          (b) evidence of payment of the Adjustments required to be made pursuant to Section 3.5 hereof.

          (c) the opinion of the Purchaser's Solicitors in a form acceptable to the Vendor acting reasonably;

          (d) copies of consents and waivers referred to in Section 8.2(d) hereof;

          (e) Certificate of good standing with respect to the Purchaser by the Registrar of Corporations (Alberta) and Nova Scotia;

          (f)     Certificate of Incumbency of the Purchaser;

          (g) Certified Copy of Resolution of the Directors of the Purchaser approving the transaction contemplated by this Agreement;

          (h)     Partnership Dissolution Agreement;

          (i)     Declaration of Dissolution;

          (j)     Declaration of Dissolution of Partnership;

          (k)     Escrow Agreement duly executed by the Purchaser if necessary;

          (l)     Form T2060; and

          (m)     such other documents as the Vendor reasonably request.

9.3       Minimum Lease Assignments

          (a) The Vendor is required under Section 8.1(h) to obtain all of the estoppel certificates, and consents to assignment of the landlord/lessors ("Consent Documents") under the Real Property Leases for assignment from the Vendor on behalf of the Partnership to the Purchaser hereunder. If the Vendor obtains the Consent Documents of five (5) of the Real Property Leases (the "Minimum Lease Condition" for purposes of Article IX) then the condition precedent set forth in Section 8.1(h) shall at the option of the Purchaser be deemed to be met. Assuming the satisfaction of the Minimum Lease Condition, if Purchaser, shall give the written notice to the Vendor as provided in
                  Section 11.8, then for each Real Property Lease for which the Vendor has not obtained Consent Documents the amount of C$100,000 of the Purchase Price shall be paid into escrow in accordance with the terms of the Escrow Agreement pending receipt and delivery of such consent.

                          ARTICLE X - INDEMNIFICATION

10.1      Survival

          The representations and warranties of the applicable Vendor, Denis and the Purchaser shall remain operative and in full force and effect for a period of thirty-six (36) months after the Closing Date, regardless of any investigation or statement as to the results thereof made by or on behalf of any party hereto. Notwithstanding anything to the contrary herein, any representation or warranty which is the subject of a specific claim or dispute which is asserted in writing prior to the expiration of the applicable period set forth above shall survive with respect to such claim or dispute until the final resolution and satisfaction thereof.

10.2      General Indemnification

          (a) The Vendor and Denis hereby jointly and severally agree to indemnify and hold harmless the Purchaser and its Affiliates (including their respective directors, officers, employees, agents, successors and assigns (collectively, the "Purchaser Indemnified Parties")) from and against and in respect of the Vendor's Share of any and all Losses resulting from, arising out of, based on or relating to:

                  (i) the failure of any representation or warranty of the Vendor or Denis set forth in this Agreement, any Transaction Document or any certificate or instrument delivered by or on behalf of the Vendor or Denis pursuant to this Agreement, to be true and correct in all respects both as of the date of this Agreement and on the Closing Date;

                  (ii) the breach of any covenant or other agreement on the part of the Vendor or Denis under this Agreement or any Transaction Document;

                  (iii) any Excluded Liability;

                  (iv) (A) any Release of Hazardous Materials by or held on behalf of (i) the Partnership or (ii) any Person for whose actions the Partnership is responsible in law in, on, at, or from the Company Properties which occurred, or resulted from operations occurring, prior to the Closing; (B) any tort liability to third parties as a result of any Releases or from exposure to Hazardous Materials arising from any Releases prior to the Closing; (C) notification or designation under any Environmental Law as a potentially responsible party for onsite or offsite disposal of Hazardous Materials, which disposal occurred prior to the Closing; or (D) any other Environmental Costs and Liabilities and any other Environmental Claim or Remedial Action resulting from or based upon anything related to the property currently or previously owned, leased or operated by the Partnership or any of its previously amalgamated companies thereof conducted prior to Closing.

          (b) The Purchaser hereby agrees to indemnify and hold harmless the Vendor and Denis and their respective successors and assigns (collectively, the "Vendor Indemnified Parties") from and against and in respect of any and all Losses resulting from, arising out of, based on or relating to:

                  (i) the failure of any representation or warranty of the Purchaser set forth in this Agreement or any Purchaser Document or any certificate and instrument delivered by or on behalf of the Purchaser pursuant to this Agreement, to be true and correct in all respects both as of the date of this Agreement and on the Closing Date;

                  (ii) the breach of any covenant or other agreement on the part of the Purchaser or National under this Agreement or any Purchaser Document;

                  (iii) any Contract Liabilities or breaches of the Assumed
                        Contracts.

10.3 Limitations on Indemnification for Breaches of Representations and Warranties

          The Vendor or Denis shall not have any liability under Section 10.2(a), unless and until the aggregate amount of losses subject to indemnification thereunder exceeds C$5,000.00 and in such event, the Vendor or Denis shall be required to pay the entire amount of such Losses in excess of C$5,000.00. The Purchaser shall not have any liability under Section 10.2(b), unless and until the aggregate amount of Losses subject to indemnification thereunder exceeds C$5,000.00 and, in such event, the Purchaser shall be requested to pay the entire amount of such Losses in excess of C$5,000.00.

10.4      Indemnification Procedures

          For the purposes of administering the indemnification provisions of Sections 10.2 and 10.3, the following procedures shall apply:

          (a) If an indemnified party shall receive notice of any action or proceeding by a third party with respect to which the indemnified party asserts is indemnifiable under Section 10.2 (a "Claim"), the indemnified party shall notify the indemnifying party (the "Indemnitor") of such Claim in writing promptly following the receipt of notice of the commencement of such Claim. The failure to give notice as required by this Section 10.4 in a timely fashion shall not result in a waiver of any right to indemnification hereunder except to the extent that the Indemnitor is actually prejudiced thereby.

          (b) Except as provided below, the Indemnitor shall be entitled to assume the defense or settlement of any Claim of the type referred to in clause (a) hereof (with counsel reasonably satisfactory to the indemnified parties) if the Indemnitor shall provide the indemnified parties a written acknowledgment of its liability to indemnify such indemnified parties against all Losses resulting from, relating to or arising out of such Claim. If the Indemnitor assumes any such defense or settlement, it shall pursue such defense or settlement in good faith. If the Indemnitor fails to elect in writing to assume the defense of any Claim or to provide the written acknowledgment provided for above within 10 days after the notification referred to above, the indemnified party may engage counsel to defend, settle or otherwise dispose of such Claim, which counsel shall be reasonably satisfactory to the Indemnitor; provided, however, that the indemnified party
                              --------  -------
                  shall not settle or compromise any such Claim without the consent of the Indemnitor (which consent will not be unreasonably withheld or delayed).

          (c) Notwithstanding anything to the contrary contained herein, the Purchaser shall have the sole right, with counsel reasonably satisfactory to the Indemnitor, to defend and settle in its sole discretion any Claim which constitutes a Non-Assumable Claim and no other party hereto shall be entitled to assume the defense thereof or settle such claim. A "Non-Assumable Claim" means any claim, action or proceeding (i) arising out of or in connection with, or relating to, any violation or asserted violation of any Law, Order, judgment or decree, (ii) involving any Government Body other than in respect to Taxes, or (iii) seeking injunctive relief.

          (d) In cases where the Indemnitor has elected to assume the defence or settlement with respect to a Claim as provided above, the Indemnitor shall be entitled to assume such defense or settlement provided that: (i) the indemnified party (and
                                --------
                  its counsel) shall be entitled to
                  continue to participate at its own cost in any such action or proceeding or in any negotiations or proceedings to settle or otherwise eliminate any claim for which indemnification is being sought; (ii) the Indemnitor shall not be entitled to settle or compromise any such claim without the consent or agreement of the indemnified party (such consent not to be unreasonably withheld or delayed); and (iii) after written notice by the Indemnitor to the indemnified party of its election to assume control of the defense of any Claim, the Indemnitor shall not be liable to such indemnified party hereunder for any legal fees and disbursements subsequently incurred by such indemnified party in connection therewith.

10.5      Treatment of Payment

          The Vendor and Purchaser agree to treat any indemnity payment made pursuant to Sections 10.2 of this Agreement as an adjustment to the Purchase Price for federal, provincial, local and foreign income tax purposes.

10.6      Limitation of Indemnity

          The amount of any loss or damage which may be claimed by a party pursuant to the provisions of this Article X shall be calculated after giving effect to:

          (a) any insurance proceeds received by the Vendor in the case of a claim by the Purchaser, in relation to the matter which is the subject of the claim; and

          (b) the value of any tax benefits realized or which will be realized relating thereto, less any tax imposed as a result of the receipt of the indemnification hereunder, as determined by KPMG in the case of a claim by the Purchaser or determined by Woods & Co. in the case of a claim by the Vendor, in relation to the matter which is the subject of the claim.

                              ARTICLE XI - GENERAL

11.1      Specific Performance

          The Vendor acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the Purchaser and that the Purchaser will not have an adequate remedy at law. Therefore, the obligations of the Vendor under this Agreement, including, without limitation, the obligation of the Vendor to sell the Assets to the Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

11.2      Further Assurances

          The Vendor and the Purchaser agree to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

11.3      Submission to Jurisdiction; Consent to Service of Process

          (a) The parties hereto hereby irrevocably submit to the jurisdiction of any federal or other court located within the Province of Alberta over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined by such court. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by action on the judgment by or in any other manner provided by law.

          (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 11.8.

11.4      Entire Agreement; Amendments and Waivers Confidentiality

          This Agreement and the Transaction Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as set out in this Agreement, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy unless and to the extent that such failure, delay or partial exercise prejudices the Indemnitor. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The parties acknowledge that they each participated in drafting this Agreement, and there shall be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part thereof.

11.5      Severability

          If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

11.6      Binding Effect; Assignment

          This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign this Agreement and any or all
--------  -------
rights hereunder (including, without limitation, the Purchaser's rights to purchase the Assets and the Purchaser's rights to seek indemnification hereunder) to (a) any Affiliate of the Purchaser (provided that the Purchaser shall remain liable for all of its obligations under this Agreement) or (b) after the Closing, to any purchaser or transferee of any of the Assets upon the purchaser assignee agreeing to be bound by such covenant and obligation of the Purchaser and further provided that the Purchaser is not released from its obligations set out herein. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

11.7      Counterparts

          This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

11.8      Notices

          All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by registered mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

          If to Purchaser
          c/o National Money Mart Company
          3rd Floor, 1640 Oak Bay Avenue
          Victoria, British Columbia V8R 1B2
          Attention:  Syd Franchuk, President
          Telephone No.: (250) 595-5211
          Telecopy No.: (250) 595-0410

          With a copy to:
          Bishop & McKenzie
          2500, 10104 - 103 Avenue
          Edmonton, Alberta
          T5J 1V3
          Attention: Norman J.K. Bishop
          Telephone No.: (780) 426-5550
          Telecopy No.: (780) 426-1305

          If to the Vendor and Denis:
          King Mortgage Ltd.
          Box 10, Site 38, R.R. 12
          Calgary, Alberta

          T3E 6W3
          Attention:  Denis Willner
          Telephone No.: (403) 246-5372
          Telecopy No.: (403) 246-7659

          With a Copy to:
          Cleall Pahl
          Barristers and Solicitors
          2500, 10155 - 102 Street
          Edmonton, AB
          T5J 4G8
          Attention:  Mr. Kenneth F. Cleall, Q.C.
          Telephone No.:  (780) 425-2500
          Telecopy No.:  (780) 425-1222

Any notice given in accordance with this paragraph shall be deemed received on the date of personal delivery or three (3) days after posting by registered mail. Any party may by notice change the address to which notice or other communications to it are to be delivered or mailed.

11.9      Governing Law

          This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta without giving effect to principles of conflicts of law.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                    NATIONAL MONEY MART COMPANY

                                    Per:
                                         ---------------------------------

                                    KING MORTGAGE LTD.

                                    Per:
                                         ---------------------------------

-------------------------------     --------------------------------------
Witness                             DENIS WILLNER